Exhibit 23.1
CONSENT OF HOULIHAN SMITH & COMPANY INC.
We hereby consent to the references to our firm with respect to the analyses we performed as of August 31, September 30, and December 1, 2007 regarding expected stock price volatility and projected conversion and exercise behaviors over the term of stock options granted to employees and convertible notes and warrants issued to investors in private placement transactions during the period covered by our analysis contained in the Form 10-KSB for the year ended December 31, 2007 of Smart Move, Inc. and any amendments thereto, and to all references to us as having conducted such analysis. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Form 10-KSB within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.
CONSENT OF HOULIHAN SMITH & COMPANY INC.
By: /s/ Karl D’Cunha
Title: Senior Vice President
Denver, Colorado
March 28, 2008